Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports: (1) dated April 25, 2014, with respect to the statutory-basis financial statements and schedules of Transamerica Life Insurance Company and (2) dated April 25, 2014, with respect to the financial statements of the subaccounts of Transamerica Corporate Separate Account Sixteen included in the Post-Effective Amendment No. 21 to the Registration Statement (Form N-6, No. 333-109579) and related to Prospectus of Advantage X.

/s/ Ernst & Young LLP

Des Moines, IA
April 29, 2015